INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B)
         AND (C) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               TECHNISOURCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, PAR VALUE $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    878553108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).

CUSIP NO. 878553108                       13G                 PAGE 2 OF 10 PAGES



--------------------------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                J.W.C. LIMITED PARTNERSHIP/88-0415631

--------------------------------------------------------------------------------
      2         Check the Appropriate Box if a Member of a Group        (a) [X]
                (SEE Instructions)                                      (b) [ ]

--------------------------------------------------------------------------------
      3         SEC Use Only

--------------------------------------------------------------------------------
      4         Citizenship or Place of Organization

                NEVADA

--------------------------------------------------------------------------------
                                  5      Sole Voting Power

                                         NONE
                             ---------------------------------------------------
                                  6      Shared Voting Power

                                         3,493,990
                             ---------------------------------------------------
                                  7      Sole Dispositive Power

                                         NONE
                             ---------------------------------------------------
                                  8      Shared Dispositive Power

                                         3,493,990
--------------------------------------------------------------------------------
      9         Aggregate Amount Beneficially Owned by Each Reporting Person

                3,493,990
--------------------------------------------------------------------------------
     10         Check if the Aggregate Amount in Row (9) Excludes Certain
                Shares                                                       [ ]
                (SEE Instructions)
--------------------------------------------------------------------------------
     11         Percent of Class Represented by Amount in Row (9)

                 33.7%
--------------------------------------------------------------------------------
     12         Type of Reporting Person (SEE Instructions)

                PN
--------------------------------------------------------------------------------

CUSIP NO. 878553108                  13G                      PAGE 3 OF 10 PAGES


--------------------------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                J.W.C., INC./88-0415636
--------------------------------------------------------------------------------
      2         Check the Appropriate Box if a Member of a Group         (a) [X]
                (SEE Instructions)                                       (b) [ ]

--------------------------------------------------------------------------------
      3         SEC Use Only

--------------------------------------------------------------------------------
      4         Citizenship or Place of Organization

                NEVADA

--------------------------------------------------------------------------------
                                  5      Sole Voting Power


                                         NONE
                             ---------------------------------------------------
          NUMBER OF               6      Shared Voting Power
           SHARES
        BENEFICIALLY                     3,493,990
          OWNED BY           ---------------------------------------------------
            EACH                  7      Sole Dispositive Power
         REPORTING
           PERSON                        NONE
            WITH             ---------------------------------------------------
                                  8      Shared Dispositive Power

                                         3,493,990
--------------------------------------------------------------------------------
      9         Aggregate Amount Beneficially Owned by Each Reporting Person

                3,493,990
--------------------------------------------------------------------------------
     10         Check if the Aggregate Amount in Row (9) Excludes Certain
                Shares                                                       [ ]
                (SEE Instructions)

--------------------------------------------------------------------------------
     11         Percent of Class Represented by Amount in Row (9)

                33.7%
--------------------------------------------------------------------------------
     12         Type of Reporting Person (SEE Instructions)

                CO
--------------------------------------------------------------------------------

                                                              PAGE 4 OF 10 PAGES


--------------------------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                JOSEPH W. COLLARD

--------------------------------------------------------------------------------
      2         Check the Appropriate Box if a Member of a Group         (a) [X]
                (SEE Instructions)                                       (b) [ ]

--------------------------------------------------------------------------------
      3         SEC Use Only


--------------------------------------------------------------------------------
      4         Citizenship or Place of Organization

                USA

--------------------------------------------------------------------------------
                                  5      Sole Voting Power

                                         NONE

                             ---------------------------------------------------
       NUMBER OF                  6      Shared Voting Power
        SHARES
     BENEFICIALLY                        3,493,990
       OWNED BY
         EACH                ---------------------------------------------------
      REPORTING                   7      Sole Dispositive Power
       PERSON
        WITH                            NONE
                             ---------------------------------------------------
                                  8      Shared Dispositive Power

                                         3,493,990
--------------------------------------------------------------------------------
      9         Aggregate Amount Beneficially Owned by Each Reporting Person

                3,493,990
--------------------------------------------------------------------------------
     10         Check if the Aggregate Amount in Row (9) Excludes Certain
                Shares                                                       [ ]
                (SEE Instructions)

--------------------------------------------------------------------------------
     11         Percent of Class Represented by Amount in Row (9)

                33.7%
--------------------------------------------------------------------------------
     12         Type of Reporting Person (SEE Instructions)

                IN
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Technisource, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1901 W. Cypress Creek Road
                  Suite 202
                  Ft. Lauderdale, FL  33309

Item 2.

         (a)      Name of Persons Filing:

                  J.W.C. Limited Partnership; J.W.C., Inc.; Joseph W. Collard

         (b)      Address of Principal Business Office or if None, Residence:

                  For J.W.C. Limited Partnership and J.W.C., Inc.:
                  Nevada Holding Services, Inc.
                  P.O. Box 50102
                  Henderson, Nevada 89016

                  For Mr. Collard
                  c/o Technisource, Inc.
                  1901 W. Cypress Creek Road
                  Suite 202
                  Ft. Lauderdale, Fl. 33309

         (c)      Citizenship:

                  Nevada for Partnership and corporation and USA for Mr. Collard

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01

         (e)      Cusip Number:

                  878553108

Item 3.

         N/A

Item 4.  Ownership

         (1)(a)   Amount Beneficially Owned by J.W.C. Limited Partnership:
                  3,493,990

         (1)(b)   Percent of Class:   33.7 %


                               PAGE 5 OF 10 PAGES

         (1)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           None

                  (ii)     Shared power to vote or to direct the vote:
                           3,493,990

                  (iii)    Sole power to dispose or to direct the

                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   3,493,990

         (2)(a)   Amount Beneficially Owned by J.W.C., Inc.:           3,493,990

         (2)(b)   Percent of Class: 33.7%

         (2)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           None

                  (ii)     Shared power to vote or to direct the vote:
                           3,493,990

                  (iii)    Sole power to dispose or to direct the

                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   3,493,990

         (3)(a)   Amount Beneficially Owned by Joseph W. Collard:      3,493,990

         (3)(b)   Percent of Class: 33.7%

         (3)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           None

                  (ii)     Shared power to vote or to direct the vote:
                           3,493,990

                  (iii)    Sole power to dispose or to direct the

                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   3,493,990

Item 5.  Ownership of Five Percent or Less of a Class

                  N/A

                                PAGE 6 OF 10 PAGES

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                  None

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

                  J.W.C. Limited Partnership
                  J.W.C., Inc.
                  Joseph W. Collard

Item 9.  Notice of Dissolution of Group

                  N/A

Item. 10.         Certification

                  N/A

                                PAGE 7 OF 10 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000

                                J.W.C. LIMITED PARTNERSHIP
                                BY: J.W.C., Inc.

                                By: /s/ JOSEPH W. COLLARD
                                    -------------------------------------------
                                    Joseph W. Collard, President

                                J.W.C., INC.

                                By: /s/ JOSEPH W. COLLARD
                                    -------------------------------------------
                                    Joseph W. Collard, President

                                    /s/ JOSEPH W. COLLARD
                                    -------------------------------------------
                                    Joseph W. Collard


                                PAGE 8 OF 9 PAGES

                                    EXHIBITS

Exhibit 1         Joint Filing Statement




                                PAGE 9 OF 10 PAGES